Exhibit 99.1

VSE Corporation Closes on Killick Aerospace Acquisition
VSE extends Supply Chain Management and MRO to the Aviation Market
Alexandria, Virginia, January 28, 2015 - VSE Corporation (NASDAQ: VSEC) announced today that it has closed on the previously announced acquisition of four business units from Killick Aerospace Group, consisting of Prime Turbines (including both U.S. and Germany-based operations), CT Aerospace, Kansas Aviation of Independence and Air Parts & Supply Co.  The companies specialize in maintenance, repair and overhaul (MRO) services and parts supply for corporate and regional jet aircraft engines and engine accessories.  The acquisition of the Killick companies expands VSE's supply chain management and MRO capabilities to commercial aviation markets, and gives us another service offering to take to our federal markets.
The initial purchase price paid at the closing was approximately $189 million in cash. The increase of approximately $5 million from the previously announced initial purchase payable at closing was a result of an estimated increase in the net working capital of the acquired companies as of the closing date. The purchase agreement also includes potential post-closing payments of up to $40 million if CT Aerospace, Kansas Aviation of Independence and Air Parts & Supply Co. surpass certain thresholds of earnings before interest, taxes, depreciation and amortization ("EBITDA") during the first two years after the closing and one additional post closing payment of $5 million if such companies surpass a certain EBITDA threshold during any 12-consecutive month period in 2014 and 2015. Other purchase price adjustments also may be required based on certain post-closing determinations, including in respect of the closing net working capital and certain inventory and equipment.
The four business units combined sales and income before taxes are estimated to be approximately $111 million and $22 million, respectively, for the year ended December 31, 2014. Such estimated results are not necessarily indicative of future financial performance and the actual results of the four business units for 2014 may differ from the estimated results.  The four business units have approximately 196 employees.
"We are pleased to add these four complementary aviation business units to our supply chain management and maintenance, repair and overhaul portfolio," said VSE CEO and President, Maurice "Mo" Gauthier. "We plan to maintain each company's respective brand as we integrate these companies under the umbrella of our recently formed subsidiary VSE Aviation, Inc., led by Paul Goffredi as President. Paul has held several leadership positions in the aviation industry for nearly three decades and has been with Killick Aerospace for four years. We look forward to Paul's contributions for growing our presence in those markets."
In connection with its acquisition of the Killick companies, VSE amended a loan agreement with its bank group to extend the agreement for five years and increase the commitment to $300 million, which consists of a $150 million revolving credit facility and $150 million term loan facility.
VSE received legal advice for the acquisition from Arent Fox LLP, Washington, D.C.  Citizens Bank, N.A. provided financial advisory services to VSE and arranged financing for the acquisition.  The Killick Aerospace Group was advised by Wells Fargo Securities, LLC (financial advisor) as well as legal advisors Dentons USA LLP and Osler, Hoskin & Harcourt LLP.
About VSE
Established in 1959, VSE is a diversified sustainment and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for ship, vehicle and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.
Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the SEC.
VSE News Contact: Christine Kaineg -- (703) 329-3263.